United States

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 4, 2018

FNB BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 22, 2017, President Donald Trump signed into law “H.R.1.”, formerly known as the “Tax Cuts and Jobs Act”, which among other things reduced the federal corporate income tax rate to 21% effective January 1, 2018. As a result, FNB Bancorp (the “Company”) has concluded this will cause the Company's net deferred taxes to be revalued at the new lower tax rate. The Company has performed a preliminary analysis to determine the impact of the revaluation of the deferred tax asset. Using the information available at this time, the Company has estimated that the value of the net deferred tax assets would be reduced by approximately $1.4 million. Under this methodology, the estimated fourth quarter of 2017 earnings impact was approximately $(0.19) per share and the estimated tangible book value impact was also approximately $(0.19) per share based on the estimated fourth quarter outstanding and the fourth quarter shares weighted average diluted shares outstanding.

The Company's revaluation of its deferred tax asset is subject to further classifications of the new law that cannot be estimated at this time, and the determination of certain accounting valuation adjustments, such as the unrealized gain or loss on investment securities and the allowance for loan losses that are in the process of being finalized at this time. As such, the Company is unable to make a final determination of the impact on the quarterly and year to date earnings for the period ended December 31, 2017 at this time. The Company does not anticipate future cash expenditures as a result of the reduction to the deferred tax asset.

As additional information becomes available, the Company may file one or more amendments to this Current Report. The Company provides this information at this time in order to comply with SEC reporting requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: January 4, 2018.	By:	/s/ David A. Curtis
David A. Curtis
Senior Vice President and
Chief Financial Officer